[LOGO]


                                                                March 25, 1996



Dear Fellow Shareholder:

   On behalf of your Board of Directors, it is with great pleasure that I extend to you a cordial invitation to attend the Annual Meeting of Shareholders of ONBANCorp, Inc. (the "Company"). The Annual Meeting will be held on Tuesday, April 23, 1996, at 10:00 a.m. at the Marriott Hotel located at 6302 Carrier Parkway, East Syracuse, New York 13057. Your Board of Directors and Management look forward to greeting personally those shareholders able to attend.

   Enclosed please find your Notice of Annual Meeting, Proxy Statement, form of proxy for voting your shares and copy of the Company's Annual Report. Please review these materials carefully. At the Annual Meeting you will be asked to elect a slate of directors and to ratify the appointment of the independent auditors. Your Board of Directors has unanimously approved each of these two proposals and unanimously recommends that you vote FOR them. In addition, you will be asked to consider and vote upon each of six proposals submitted by certain shareholders of the Company. The Board of Directors has reviewed carefully each of these shareholder proposals and unanimously recommends that you vote AGAINST them. Finally, at the Annual Meeting, management will present a report on the operations and activities of the Company and will be pleased to answer your questions.

   Your vote is very important regardless of the number of shares you own. Whether or not you expect to attend, please sign, date and mail the enclosed proxy card as soon as possible so that your shares will be represented.

   If you have any questions, please call (315) 424-5995 or 1-800-311-5995. Thank you for your continued support.

                                             Sincerely,

                                             /s/ Robert J. Bennett

                                             Robert J. Bennett
                                             Chairman, President and Chief
                                             Executive Officer

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                                     [LOGO]

                           101 South Salina Street
                           Syracuse, New York 13202

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


   NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of ONBANCorp, Inc. (the "Company") will be held at the Marriott Hotel located at 6302 Carrier Parkway, East Syracuse, New York 13057, on Tuesday, April 23, 1996 at 10:00 a.m. for the purpose of considering and voting upon the following matters:

   (1) To elect five directors, each to hold office for a term of three years or until their successors shall have been duly elected and qualified;

   (2) To ratify the appointment by the Board of Directors of the firm of KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ending December 31, 1996;

   (3) To consider and vote upon six proposals submitted by certain shareholders of the Company which are more fully described in the attached Proxy Statement; and

   (4) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

   Pursuant to the By-Laws, the Board of Directors has fixed March 21, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of common stock of record at the close of business on March 21, 1996 will be entitled to notice of and to vote at the meeting or at any adjournment or postponement thereof.

   WE URGE EACH SHAREHOLDER TO SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE PAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. ANY SHAREHOLDER PRESENT AT THE MEETING MAY REVOKE A PREVIOUSLY DELIVERED PROXY AND VOTE PERSONALLY ON EACH MATTER.

                                        By Order of the Board of Directors


                                        David M. Dembowski
                                        Secretary



                                                                March 25, 1996

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                        [PAGE LEFT INTENTIONALLY BLANK]

                                 ONBANCorp, Inc.
                           101 South Salina Street
                           Syracuse, New York 13202
                                (315) 424-4400

                               PROXY STATEMENT
                      FOR ANNUAL MEETING OF SHAREHOLDERS
                                April 23, 1996

                                   GENERAL

   This Proxy Statement and the accompanying form of proxy are being furnished to shareholders of ONBANCorp, Inc. ("ONBANCorp" or the "Company"), the holding company of OnBank ("OnBank"), OnBank & Trust Co. ("OnBank & Trust") and Franklin First Savings Bank ("Franklin," and, together with OnBank and OnBank & Trust, the "Banks"), in connection with the solicitation of proxies by the Board of Directors of ONBANCorp for use at the Annual Meeting of Shareholders (the "Annual Meeting") scheduled to be held on Tuesday, April 23, 1996 at 10:00 a.m. at the Marriott Hotel located at 6302 Carrier Parkway, East Syracuse, New York 13057 and at any adjournments or postponements thereof. The Annual Report to Shareholders for the fiscal year ended December 31, 1995 accompanies this Proxy Statement. This Proxy Statement is being mailed to shareholders on or about March 25, 1996.

   If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted (i) FOR the election of five directors for a three-year term; (ii) FOR the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ending December 31, 1996; and (iii) AGAINST each of six proposals submitted by certain shareholders of the Company and more fully described below. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.

   The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. However, shareholders may revoke a proxy at any time prior to its exercise by (i) delivering to the Secretary of the Company a written notice of revocation bearing a later date than the proxy;
(ii) delivering to the Secretary of the Company a duly executed proxy bearing a later date; or (iii) attending the Annual Meeting and voting in person.

   The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, proxies may also be solicited personally or by mail, telephone or telegraph by the Company's directors, officers and regular employees, without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so. ONBANCorp has also retained D.F. King & Co., Inc. and Morrow & Co., Inc., two proxy soliciting firms, to assist in the solicitation of proxies at an aggregate estimated fee of $30,000, plus reimbursement of certain out-of-pocket expenses authorized by the Company.

   Only holders of common stock, par value $1.00 per share, of ONBANCorp ("ONBANCorp Common Stock") may vote at the Annual Meeting. The close of business on March 21, 1996 has been fixed by the Board of Directors as the record date (the "Record Date") for determination of shareholders entitled to notice of and to vote at the Annual Meeting. The number of shares of ONBANCorp Common Stock outstanding on the Record Date was 13,526,220. Each share of ONBANCorp Common Stock entitles its owner to one vote on each matter to be voted on at the Annual Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of ONBANCorp Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Directors shall be elected by a plurality of the votes cast at the Annual Meeting. Under applicable Delaware law, in tabulating the vote, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote on the election of directors. The affirmative vote of a majority of the shares of ONBANCorp Common Stock present in person or represented by proxy at the Annual Meeting is required to ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company. Under applicable Delaware law, in determining whether the proposal regarding the appointment of KPMG Peat Marwick LLP has received the requisite number of affirmative votes, abstentions and broker non-votes will, in each case, be counted and have the same effect as a vote against the proposal. Finally, the affirmative vote of a majority of the shares of ONBANCorp Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve each of five of the six shareholder proposals (Proposals 3, 5, 6, 7 and 8 on the enclosed proxy card). Under applicable Delaware law, in determining whether such proposals have received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote against each proposal; broker non-votes will be disregarded and will have no effect on the outcome of the vote. Approval of the other shareholder proposal (Proposal 4 on the enclosed proxy card), requires the affirmative vote of at least three-fourths of the outstanding shares of ONBANCorp Common Stock. Under applicable Delaware law, in determining whether Proposal 4 has received the requisite number of affirmative votes, abstentions and broker non-votes will, in each case, be counted and have the same effect as a vote against the proposal.


   The Company's executive offices are located at 101 South Salina Street, Syracuse, New York 13202, and its telephone number is (315) 424-4400.

                  PRINCIPAL OWNERS OF ONBANCorp COMMON STOCK

   As of March 21, 1996, management of ONBANCorp knows of no person who is the beneficial owner of more than 5% of ONBANCorp Common Stock.

                       PROPOSAL 1: ELECTION OF DIRECTORS

   The Board of Directors is divided into three classes with respect to term of office. Pursuant to the Company's By-Laws (the "ONBANCorp By-Laws"), the number of directors of the Company is currently set at fifteen. Directors will serve until their successors are elected and qualified. There are no arrangements or understandings between the Company and any person pursuant to which such person has been elected as a director.

   THE NAMES OF THE FIVE NOMINEES OF THE BOARD OF DIRECTORS FOR ELECTION AS DIRECTORS ARE SET FORTH BELOW. If elected as a director, each nominee will have a 3-year term that is scheduled to expire at the Annual Meeting of Shareholders to be held in 1999. Certain information concerning the nominees and those directors whose terms expire in the future is also provided. Management believes that such nominees will stand for election and will serve if elected as directors. However, if any person nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies may be voted for the election of such other person or persons as the Board of Directors may recommend.

                   INFORMATION ABOUT NOMINEES FOR DIRECTORS
                      AND DIRECTORS CONTINUING IN OFFICE

                            NOMINEES FOR DIRECTORS

                                                                                      Principal Occupation
                                          Name and Age                               and Business Experience
-------------------------------------------------------------------------------------------------------------------------------
[PHOTO-William F. Allyn]           William F. Allyn           Mr. Allyn is President of Welch Allyn Incorporated, a
                                   Served as a Director       manufacturer of medical instruments. He has held such office for
                                   since 1991.                more than five years. Mr. Allyn is a director of Niagara Mohawk
                                   Age: 60                    Power Corporation and Oneida Limited, Inc. Mr. Allyn serves as a member of the Company's Compensation Committee.

[PHOTO-Chester D. Amond]           Chester D. Amond           Mr. Amond was President of Syracuse China Corp., Syracuse, New
                                   Served as a Director       York from 1980 to 1991. Mr. Amond retired from Syracuse China
                                   since 1992.                Corp. in 1991. Mr. Amond serves as a member of the Company's
                                   Age: 69                    Compensation Committee.

[PHOTO-Peter O'Donnell]            Peter O'Donnell            Mr. O'Donnell is President and Chief Executive Officer of Pine
                                   Director Nominee           Tree Management Corp. He has served as a director of Franklin
                                   Age: 64                    since April 1994.

* The Company was organized as a bank holding company for OnBank in 1989 and, therefore, the year set forth under the heading "Director since," includes the director's tenure with OnBank and any term as trustee of OnBank prior to OnBank's conversion from a mutual to a stock-form savings bank on August 6, 1987.


                                       3

                                                                                      Principal Occupation
                                          Name and Age                               and Business Experience
-------------------------------------------------------------------------------------------------------------------------------
[PHOTO-Russell A. King]            Russell A. King            Retired consulting partner and Chief Executive Officer of King
                                   Served as a Director*      and King Architects, Syracuse, New York. Mr. King has been with
                                   since 1973.                that firm since 1952. Mr. King is a director of Unity Life
                                   Age: 66                    Insurance Co. Mr. King serves as a member of the Company's
                                                              Compensation Committee.

[PHOTO-J. Kemper Matt]             J. Kemper Matt             President of Dupli Graphics Corp., Syracuse, New York, a
                                   Served as a Director       typographer and envelope manufacturer. He has held such office
                                   since 1993.                for more than five years. Mr. Matt has served as a director of
                                   Age: 61                    OnBank and OnBank & Trust since January 1993. Mr. Matt is
                                                              Chairman of the Company's Examining and Audit Committee.

                                DIRECTORS WITH TERMS EXPIRING IN 1997

[PHOTO-Robert J. Bennett]          Robert J. Bennett          Chairman of ONBANCorp. and OnBank since May 1, 1989 and
                                   Served as a Director*      President and Chief Executive Officer of ONBANCorp and OnBank
                                   since 1987.                since January 1989. Chairman and President of OnBank & Trust
                                   Age: 54                    since January 1993. Mr. Bennett is a Director of Fay's
                                                              Incorporated, the Federal Home Loan Bank of New York and Farmers
                                                              and Traders Life Insurance Company. Mr. Bennett is also Chairman of the Company's Executive Committee and a member of the
                                                              Company's Compensation Committee (but not a member of the Stock
                                                              Option Committee (as defined below)).

[PHOTO-William J. Donlon]          William J. Donlon          Retired Chairman and Chief Executive Officer of Niagara Mohawk
                                   Served as a Director*      Power Corporation. He is a director of Utilities Mutual
                                   since 1981.                Insurance Corporation. Mr. Donlon is a member of the Company's
                                   Age: 66                    Executive Committee and Compensation Committee.

* The Company was organized as a bank holding company for OnBank in 1989 and, therefore, the year set forth under the heading "Director since," includes the director's tenure with OnBank and any term as trustee of OnBank prior to OnBank's conversion from a mutual to a stock-form savings bank on August 6, 1987.


                                       4

                                                                                      Principal Occupation
                                          Name and Age                               and Business Experience
-------------------------------------------------------------------------------------------------------------------------------
[PHOTO-Henry G. Lavarnway, Jr.]    Henry G. Lavarnway, Jr.    Private Investor and Business Consultant. From July 1988 through
                                   Served as a Director*      December 1992, Mr. Lavarnway was Vice President and Chief
                                   since 1983.                Financial Officer of Gaylord Brothers, Inc., a library furniture
                                   Age: 61                    manufacturer in Syracuse, New York. Mr. Lavarnway is a member of the Company's Executive Committee and Compensation Committee.

[PHOTO-T. David Stapleton, Jr.]    T. David Stapleton, Jr.    Partner in the law firm of Karpinski. Stapleton & Fandrich, P.C.
                                   Served as a Director*      in Auburn, New York. Mr. Stapleton is a member of the Company's
                                   since 1986.                Executive Committee and Examining and Audit Committee.
                                   Age: 53

[PHOTO-William J. Umphred, Sr.]    William J. Umphred, Sr.    Until September 1993, Mr. Umphred was Chairman of Franklin's
                                   Served as a Director       parent, Franklin First Financial Corporation ("Franklin Corp.").
                                   since 1993.                He retired in 1989 as Senior Vice President, Administration and
                                   Age: 67                    External Affairs of C-TEC Corporation of Wilkes-Barre,
                                                              Pennsylvania. Mr. Umphred is a member of the Company's
                                                              Compensation Committee.

                                DIRECTORS WITH TERMS EXPIRING IN 1998

[PHOTO-John D. Marsellus]          John D. Marsellus          Chairman, Marsellus Casket Company, Syracuse, New York. Mr.
                                   Served as a Director*      Marsellus has been with that firm since 1964. Mr. Marsellus is a
                                   since 1973.                member of the Company's Examining and Audit Committee.
                                   Age: 57

* The Company was organized as a bank holding company for OnBank in 1989 and, therefore, the year set forth under the heading "Director since," includes the director's tenure with OnBank and any term as trustee of OnBank prior to OnBank's conversion from a mutual to a stock-form savings bank on August 6, 1987.


                                       5

                                                                                      Principal Occupation
                                          Name and Age                               and Business Experience
-------------------------------------------------------------------------------------------------------------------------------
[PHOTO-Peter J. Meier]             Peter J. Meier             President of G.A. Braun, Inc., Syracuse, N.Y., a manufacturer of
                                   Served as a Director       laundry and textile systems for hospitals, hotels, commercial
                                   since 1990.                laundries and the textile industry. Mr. Meier has been with that
                                   Age: 52                    firm since 1967. Mr. Meier is Chairman of the Company's
                                                              Compensation Committee and a member of the Executive Committee.

[PHOTO-Thomas H. van Arsdale]      Thomas H. van Arsdale      President and Chief Executive Officer of Franklin. From 1990 to
                                   Served as a Director       1993 Mr. van Arsdale was Vice-Chairman, President and Chief
                                   since 1993.                Executive Officer of Franklin Corp. and Franklin.
                                   Age: 58

[PHOTO-John L. Vensel]             John L. Vensel             Chairman and Chief Executive Officer of Crucible Materials
                                   Served as a Director       Corporation since 1988, a specialty steel manufacturing company
                                   since 1989.                in Syracuse, New York. Mr. Vensel is a member of the Company's
                                   Age: 60                    Examining and Audit Committee.

[PHOTO-Joseph N. Walsh, Jr.]       Joseph N. Walsh, Jr.       Vice President retired, Personnel and Training of NYNEX. Mr.
                                   Served as a Director*      Walsh had been with that company from 1956 through 1993. He is a
                                   since 1978.                director of Unity Mutual Life Insurance Company. Mr. Walsh is a
                                   Age: 61                    member of the Company's Examining and Audit Committee.


   All of the foregoing, with the exception of Messrs. O'Donnell, Umphred and van Arsdale, who are directors of Franklin, are also currently directors of OnBank and OnBank & Trust. Mr. Bennett is a director of all of the Banks.


* The Company was organized as a bank holding company for OnBank in 1989 and, therefore, the year set forth under the heading "Director since," includes the director's tenure with OnBank and any term as trustee of OnBank prior to OnBank's conversion from a mutual to a stock-form savings bank on August 6, 1987.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF ALL THE NOMINEES FOR ELECTION AS DIRECTORS.

Security Ownership by Management

   The following table sets forth information with respect to the shares of ONBANCorp Common Stock beneficially owned by each director and director nominee, by each non-director executive officer named in the Summary Compensation Table below and by directors and executive officers of the Company as a group as of March 21, 1996.

                                                       Shares of
                                                     Common Stock          Percentage of
                                               Beneficially Owned as of    Common Stock
Name                                              March 21, 1996 (1)        Outstanding
----                                           ------------------------    -------------
William F. Allyn                                        5,500                    *
Chester D. Amond                                        7,790                    *
Joseph W. Balz                                         11,551                    *
Robert J. Bennett                                     206,824(2)               1.5%
William J. Donlon                                       5,562                    *
Russell A. King                                        22,191(3)                 *
Henry G. Lavarnway, Jr.                                11,440                    *
John D. Marsellus                                       6,464                    *
J. Kemper Matt                                          3,000                    *
Peter J. Meier                                          4,175                    *
Peter O'Donnell                                         4,975                    *
T. David Stapleton, Jr.                                 4,167                    *
William J. Umphred, Sr.                                44,023                   .3%
Thomas H. van Arsdale                                  89,565                   .7%
John L. Vensel                                          6,000                    *
Joseph N. Walsh, Jr.                                    3,719                    *
Howard W. Sharp                                        26,316                    *
David M. Dembowski                                     55,908(4)                .4%
Robert J. Berger                                       44,146                   .3%
All directors and executive officers as a group
  (24 persons)                                        654,357(5)               4.8%

* less than 1%

(1) The number of shares includes the number of shares subject to exercise of stock options which are exercisable within 60 days of the reporting date.

(2) Includes 355 shares of which Mr. Bennett's wife is the sole owner. Mr. Bennett disclaims beneficial ownership of such shares.

(3) Includes 1,573 shares of which Mr. King's wife is the sole owner, and 83 shares of which Mr. King's granddaughter is the sole owner. Mr. King disclaims beneficial ownership of such shares.

(4) Includes 25 shares of which Mr. Dembowski's daughter is the sole owner. Mr. Dembowski disclaims beneficial ownership of such shares.

(5) This number includes 39,100 shares held as unallocated shares as of March 21, 1996 in the Bank's Employee Stock Ownership Plan which is administered by a trustee which acts in accordance with the directions of the Compensation Committee of the Board of Directors.

Meetings and Committees

   The Company's Board of Directors met 14 times during 1995. An Executive Committee is required by the ONBANCorp By-Laws. A Compensation Committee (and a subcommittee, the Stock Option Committee) and an Examining and Audit Committee constitute the standing committees. The entire Board of Directors acts as the Nominating Committee as specified in the ONBANCorp By-Laws. Shareholders may independently nominate individuals to serve as directors by following the procedures and providing timely notice to the Secretary of the Company, as outlined in the ONBANCorp By-Laws. The Board is authorized to appoint such other committees as it may determine and may designate each such committee as either a standing committee or an ad hoc committee. The Board may at any time appoint a director to fill any vacancy on any committee of the Board. The principal responsibilities of the committees and the number of meetings held during 1995 appear below.

   All directors attended at least 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which the directors served.

   Executive Committee. (12 meetings) The Executive Committee currently consists of four non-employee directors plus the Chairman. The Executive Committee is authorized to exercise the powers of the Board of Directors between regular meetings of the Board, with certain exceptions, and has direction of the general investment policy of the Company. The Executive Committee, a majority of whom rotate on a trimester basis, presently consists of Mr. Bennett, who serves as Chairman, and Messrs. Donlon, Lavarnway, Meier and Stapleton.

   Compensation Committee. (4 meetings) The Compensation Committee consists of eight members. It evaluates management recommendations concerning promotions, salary administration practices and compensation with respect to the executive officer staff in particular and officer/exempt staff in general. It reviews both employee and executive compensation as well as retirement and other employee benefit plans and makes recommendations to the Board of Directors with regard to executive compensation. The non-employee members of the Compensation Committee constitute a subcommittee which administers the Company's stock option plans (the "Stock Option Committee"). The Compensation Committee consists of Mr. Meier, who serves as Chairman, and Messrs. Allyn, Amond, Bennett, Donlon, King, Lavarnway and Umphred.

   Examining and Audit Committee. (4 meetings) The Examining and Audit Committee consists of six members, none of whom are officers of ONBANCorp. The Committee receives and reviews the internal auditor's reports as well as reports of the Company's independent auditors, and examines and reviews the affairs and reports of the Company. The Committee consists of Mr. Matt, who serves as Chairman, and Messrs. Balz, Marsellus, Stapleton, Vensel and Walsh.

Director Compensation

   Directors, other than those who are also officers of the Company or the Banks, currently receive an annual retainer of $11,000 plus $700 for each Board meeting or committee meeting attended. Committee chairmen, other than officers of the Company or the Banks, receive an additional $100 for each committee meeting attended. Directors who are also officers of the Company or the Banks do not receive any compensation as directors.

   Directors of both the Company and the Banks may elect to defer fees pursuant to elections made under the Directors' Deferred Compensation Plans of the Company and the Banks, respectively. On September 24, 1990, the Boards of Directors of OnBank and the Company authorized the establishment of irrevocable "rabbi trusts" to provide for the payment of deferred fees to such trusts in the event of a change of control (as defined in the rabbi trusts) of the Company (or OnBank or the Company, in the case of OnBank's rabbi trust). The rabbi trusts may be funded at any time prior to a potential change of control (as defined in the rabbi trusts) of the Company (or OnBank or the Company, in the case of OnBank's rabbi trust) or, if not funded earlier, within 30 days following a potential change of control. If a change of control does not occur within the one-year period following the time such trusts are funded, the funds held in the rabbi trusts will revert to the Company or OnBank. Fees deferred pursuant to a director's election currently accumulate interest at the highest posted deposit rate paid by the Banks on the first day of each calendar quarter for that quarter.

   The 1992 ONBANCorp Directors' Stock Option Plan (the "Director Plan") provides that each non-employee director who (i) is elected or re-elected at an annual meeting of the Company or is continuing as a director at the adjournment of such meeting and (ii) has not previously been granted any option under the Director Plan, will be granted as of the date of such meeting options to purchase 3,000 shares of ONBANCorp Common Stock. The exercise price of each option issued under the Director Plan shall be the fair market value of a share of ONBANCorp Common Stock on the date of the grant. Options become exercisable as to one-third of the shares covered by such options on the first anniversary of the date of the grant if the optionee continues to serve as a director of the Company on that date, and with respect to an additional one-third of the shares covered by such options on each of the two succeeding anniversaries of the date of the grant if the optionee continues to serve as director of the Company on each such date. All options held by an optionee will become fully exercisable (to the extent not already exercisable) upon the optionee's termination of service as a director on account of death, disability or "retirement" (as defined in the Director Plan). All options granted under the Director Plan, to the extent not exercised, expire on the earliest of (i) the tenth anniversary of the date of the grant or (ii) one year following the optionee's termination of service as a director on account of death, disability or retirement or (iii) upon the date of the optionee's resignation for cause at the request of the Board. Pursuant to the Director Plan, each director then in office (other than Mr. Bennett who is an employee of the Company) received a grant of options on April 21, 1992 to purchase 3,000 shares of ONBANCorp Common Stock. Subsequently, new directors were granted options pursuant to the plan.
Executive Officers

   The following table lists the executive officers of ONBANCorp, OnBank and/or OnBank & Trust and/or Franklin.

                                           Position with the               Officer
Name                    Age             Company and/or the Banks            Since
----                    ---             ------------------------            -----
Robert J. Bennett        54     Chairman of the Board, President and        1987
                                Chief Executive Officer of the
                                Company, OnBank and OnBank & Trust

Robert J. Berger         49     Senior Vice President, Treasurer and        1978
                                Chief Financial Officer of the
                                Company, OnBank and OnBank & Trust

David M. Dembowski       58     Senior Vice President and Secretary         1967
                                of the Company and Executive Vice
                                President and Secretary of OnBank and
                                OnBank & Trust

Thomas F. Ferguson       62     Senior Vice President/Senior Trust          1993
                                Officer of OnBank & Trust

William M. Le Beau       47     Senior Vice President, Loan and Asset       1988
                                Review of the Company, OnBank and
                                OnBank & Trust

Lance D. Mattingly       35     Senior Vice President--Systems and          1995
                                Operations of OnBank & Trust Co.

Peter L. Meyers          56     Vice Chairman of the Board of               1993
                                OnBank & Trust

Howard W. Sharp          49     Executive Vice President of the             1989
                                Company, OnBank and OnBank & Trust

Thomas H. van Arsdale    58     President and Chief Executive Officer       1993
                                of Franklin

Randy J. Wiley           39     Vice President of Investments and           1984
                                Funds Management of OnBank and
                                OnBank & Trust

   Robert J. Bennett became Chairman of ONBANCorp and OnBank on May 1, 1989 and President and Chief Executive Officer of ONBANCorp and OnBank on January 1, 1989. He became Chairman, President and Chief Executive Officer of OnBank & Trust in January 1993 upon its acquisition by the Company. He had previously served as President and Chief Operating Officer of OnBank from July, 1987 to January, 1989. Prior to joining OnBank, he served in various capacities of Boatmen's Bancshares, Inc. of St. Louis, Missouri and President of Boatmen's Bancshares of Illinois. Mr. Bennett is a graduate of Babson College and holds an MBA from the University of Massachusetts and is a graduate of the Harvard Business School Advanced Management Program.

   Robert J. Berger became Senior Vice President, Treasurer and Chief Financial Officer of OnBank on January 23, 1989 and of ONBANCorp on January 31, 1989. He had previously served as Treasurer of OnBank since 1986 and as Comptroller since he joined the Bank in 1978. He became Senior Vice President, Treasurer and Chief Financial Officer of OnBank & Trust in January 1993 upon its acquisition by the Company. Mr. Berger is a graduate of Hamilton College and holds an MBA in accounting from Rutgers University Graduate School of Business. He was previously employed by Price Waterhouse and Co.

David M. Dembowski was named Executive Vice President, Residential Lending of OnBank effective November 1, 1989 and Senior Vice President and Secretary of ONBANCorp on January 31, 1989. He has also served as Secretary of OnBank since 1984. He joined OnBank in 1957 and has served in many capacities, primarily within the retail lending area. He became Executive Vice President, Residential Lending and Secretary of OnBank & Trust in January 1993 upon its acquisition by the Company. Mr. Dembowski is a graduate of Central City Business Institute, the Graduate School of Mortgage Banking of Northwestern University, and Income Property Lending Case Study Seminar at the University of Michigan.

   Thomas F. Ferguson became Senior Vice President/Senior Trust Officer of OnBank & Trust in January 1993. Mr. Ferguson previously served since November 1983 as Senior Vice President/Senior Trust officer of The Merchants National Bank & Trust Co. of Syracuse ("Merchants") prior to the acquisition of that bank from Midlantic Corp. by the Company. Mr. Ferguson had previously been associated with Marine Midland Bank, N.A. He is a graduate of Babson College and holds a MBA degree from Columbia University.

   William M. Le Beau was named Senior Vice President, Loan and Asset Review of the Company and OnBank in January 1991. He became Senior Vice President Loan and Asset Review of OnBank & Trust in January 1993 upon its acquisition by the Company. He was Vice President, Loan and Asset Review of the Company and OnBank from April 1988 to January 1991. Mr. Le Beau served in various bank examination and liquidation capacities with the FDIC from 1970 until his employment by OnBank in April 1988. He is a graduate of Bemidji State College and the National School of Finance and Management at Fairfield University.

   Lance D. Mattingly became Senior Vice President--Systems and Operations of OnBank & Trust Co. in June 1995. Mr. Mattingly served previously as both an account manager and programming manager for Alltel Financial Services, a leading data processing company. Mr. Mattingly is a graduate of the University of Arkansas.

   Peter L. Meyers became Vice Chairman of OnBank & Trust in January 1993. Mr. Meyers had served as President and Chief Executive Officer of Merchants from November 1988 until the acquisition of that bank from Midlantic Corp. by the Company. He had served as Executive Vice President and Chief Operating Officer of Merchants from February 1988 to November 1988. Mr. Meyers is a graduate of Syracuse University and the Stonier Graduate School of Banking.

   Howard W. Sharp has served as Executive Vice President of the Company since October 1994 and of OnBank since joining OnBank on November 1, 1989. He became Executive Vice President of OnBank & Trust in January 1993 upon its acquisition by the Company. He has 20 years of banking experience, most recently as Regional President of the $3.1 billion Boatmen's First National Bank of Kansas City and President and Chief Executive Officer of Boatmen's Bank of Independence, Missouri. Mr. Sharp attended Rockhurst College and is also a graduate of the Wharton School of Financial Management, the ABA Graduate School of Commercial Lending and the ABA National Commercial Lending School, University of Oklahoma, Norman.

   Thomas H. van Arsdale has served as President and Chief Executive Officer of Franklin since November 1990 and was Vice Chairman, President and Chief Executive Officer of Franklin Corp. from November 1990 to September 1993. Prior to November 1990 Mr. van Arsdale served as President and Chief Executive Officer of Dime Savings Bank of New Jersey and as a director of Dime Savings Bank of New York. Mr. van Arsdale graduated with degrees in business and banking from Raritan Valley Community College and from Thomas A. Edison State College and is also a graduate of The National School of Finance & Management at Fairfield University.

   Randy J. Wiley became Vice President of Investments and Funds Management of OnBank on February 1, 1989. He became Vice President of Investments and Funds Management at OnBank & Trust in January, 1993 upon its acquisition by the Company. He had previously served in the funds management, secondary markets, investments and internal audit areas since joining OnBank in 1980. Mr. Wiley is a graduate of the State University of New York at Oswego.

                            MANAGEMENT REMUNERATION

Executive Compensation

The following table summarizes the cash and noncash compensation paid by ONBANCorp and the Banks for services rendered to the Company and its subsidiaries, during the fiscal years ended December 31, 1993, 1994 and 1995, by the Company's Chief Executive Officer and four other most highly compensated executive officers for 1995 (collectively, the "named executive officers"). The amounts shown in the Summary Compensation Table below include only compensation earned during the years in which the named executive officers served as executive officers.

                          SUMMARY COMPENSATION TABLE

                                                     Long Term
                                                      Compen-
                                                     sation (5)
                                       Annual        ----------
                                  Compensation (4)     Awards
                                  ----------------                        All Other
        Name and                             Bonus    Options/    LTIP     Compen-
   Principal Position             Salary      ($)       SARs    Payouts    sation
           (1)           Year       ($)       (3)      Shares     ($)      ($) (6)
   ------------------    ----     ------     -----     ------   -------    -------
Robert J. Bennett         1995  500,000      -0-        -0-      39,200     3,466
Chairman, President and   1994  488,079      -0-       50,000   102,200     3,585
 Chief Executive          1993  393,378    300,000     35,000     -0-       3,466
  Officer

Thomas H. van Arsdale (2) 1995  225,004      5,000      3,000     -0-       4,500
President and Chief       1994  220,003      -0-         --       -0-       4,315
 Executive Officer of     1993  218,477    122,000       --       -0-         --
   Franklin

Howard W. Sharp           1995  175,000      -0-        5,000    22,400     4,620
Executive Vice            1994  170,827      -0-        7,500    58,400     4,620
 President                1993  138,700    62,500       6,000     -0-       4,176

David M. Dembowski        1995  155,000      -0-        -0-      22,400     3,756
Secretary of the          1994  152,377      -0-        7,500    58,400     3,977
 Company and              1993  132,274    57,500       6,000     -0-       3,861
   Executive Vice
   President of OnBank
   and OnBank & Trust

Robert J. Berger          1995  116,000      -0-        -0-      16,800     3,480
Senior Vice President,    1994  115,404      -0-        7,000    43,800     3,462
 Treasurer and Chief      1993  108,689    40,000       6,000     -0-       3,309
   Fnancial Officer

(1) See "Executive Officers" for additional positions held by these executives with the Company and its subsidiaries.

(2) Includes compensation paid to Mr. van Arsdale by Franklin during 1993 prior to the completion of the acquisition of Franklin by the Company.

(3) "Bonus" consists of cash amounts earned for the fiscal year in question under the Company's 1987 Annual Incentive Bonus Plan ("Bonus Plan") (except for Mr. van Arsdale's bonus for 1993, which was paid to Mr. van Arsdale pursuant to Franklin's existing bonus plan, and his bonus for 1995, which was paid at the discretion of the Board of Directors). Pursuant to the Bonus Plan, participating employees qualify for bonuses upon satisfaction of certain measurable "target" performance criteria. Such performance criteria and the amount of the potential bonus are established at the start of the year by the Board of Directors or a committee thereof.

(4) "Other Annual Compensation" received by the named executive officers consisted of certain perquisites. For each fiscal year in question, the aggregate amount of perquisites received by each named executive officer was less than the lesser of $50,000 or 10% of such officer's reported salary and bonus. In accordance with applicable requirements, no information under the heading "Other Annual Compensation" is included.

(5) No restricted stock awards have been made during each of the past three fiscal years. No restricted stock awards are outstanding.

(6) "All Other Compensation" received by all named executive officers during 1995 consisted of the Company's contributions under its 401(k) defined contribution plan.

OPTION GRANTS IN 1995

   The following table contains information concerning the grant of stock options under the Company's Restated 1987 Stock Options and Appreciation Rights Plan (the "Stock Option Plan") during 1995.

                                                                                 Potential Realizable
                                                                                 Value ($) at Assumed
                                                                                    Annual Rates of
                                                                                      Stock Price
                                                                                     Appreciation
                               Individual Grants                                    for Option Term
-------------------------------------------------------------------------------    -----------------
                                      % of
                                      Total
                                     Options                Market
                                     Granted                 Price
                          Options   in Fiscal  on Exercise   Grant    Expiration
        Name             Granted(1)   Year       Price($)   Date($)       Date     5%(2)      10%(3)
        ----             ----------   ----       --------   -------       ----     -----      ------
Robert J. Bennett          -0-           0%         --         --            --       --          --
Thomas H. van  Arsdale    3,000       18.6%     22.875     22.875     1/24/2005   43,234     109,114
Howard W. Sharp           5,000       31.1%     22.875     22.875     1/24/2005   72,056     181,856
David M. Dembowski         -0-           0%         --         --            --       --          --
Robert J. Berger           -0-           0%         --         --            --       --          --

(1) No stock appreciation rights (whether free standing or in tandem with stock options) were granted during 1995. The options were granted on January 23, 1995 at fair market value under the Stock Option Plan. They become exercisable with respect to one-third of the shares covered by the option beginning at the first anniversary of the grant date; thereafter they become exercisable with respect to an additional one-third of the shares covered on each subsequent anniversary through and including the third anniversary.

(2) Assumes that the market price of ONBANCorp Common Stock appreciates in value from the date of grant to the end of the option term at 5% per annum.

(3) Assumes that the market price of ONBANCORP Common Stock appreciates in value from the date of grant to the end of the option term at 10% per annum.

                    AGGREGATED OPTION/SAR EXERCISES IN 1995,
                       AND 1995 YEAR-END OPTION/SAR VALUES

   The following table provides information, with respect to the named executive officers, concerning the exercise of options during 1995 and the number and value of unexercised options held as of December 31, 1995.

                                                        Number of         Value of
                                                       Unexercised       Unexercised
                                                       Options/SARs     In-the-Money
                                                         at 1995       Options/SARs at
                                                       Year-End (#)   1995 Year-End ($)
                           Shares          Value
                         Acquired on     Realized      Exercisable/     Exercisable/
        Name            Exercise (1)      ($) (2)     Unexercisable    Unexercisable(3)
        ----            ------------      -------     -------------    ----------------
Robert J. Bennett              --              --      94,000/45,000        1,023,250/0
Thomas H. van Arsdale       7,735         115,290    80,437(4)/3,000   1,514,226/21,000
Howard W. Sharp             4,000          73,000       16,500/9,500     185,000/26,250
David M. Dembowski             --              --       35,500/7,000          658,875/0
Robert J. Berger            3,000          70,500       28,333/6,667          478,250/0

(1) No share appreciation rights were exercised in 1995.

(2) Market value of underlying securities at exercise, minus the exercise price.

(3) Market value of underlying securities at 1995 year-end, minus the exercise or base price.

(4) Mr. van Arsdale received these options in exchange for his options on shares of common stock of Franklin Corp. in connection with the Company's acquisition of Franklin.

   Long-Term Incentive Plan. The Stock Option Committee administers the 1991 Long-Term Incentive Plan of ONBANCorp, Inc. (the "Long-Term Plan"), selects participants for the plan and determines the form, size and substance of the performance grants, the length of each performance cycle and the form of payment to be made to each participant. Performance grants may include (i) specific dollar-value target grants, (ii) performance units (valued as determined by the Stock Option Committee at issuance), and/or (iii) performance shares (valued at the market value of a share of ONBANCorp Common Stock). The value of each performance grant may be fixed or may be permitted to fluctuate based upon a performance factor (e.g., return on equity) selected by the Stock Option Committee. The Stock Option Committee establishes performance goals that, depending on the degree to which they have been met, will determine the value of the performance grants awarded to participants and determines the portion of each performance grant that is earned by participants based upon ONBANCorp's performance during the performance cycle in relation to the performance goals for such cycle. At the discretion of the Stock Option Committee, performance unit payouts can increase or decrease up to 40% depending on the 1995-1997 percentage change in the Company's stock price plus cumulative dividends. Additionally, the Stock Option Committee may elect to make no awards if the Company's return on assets ("ROA") in any of the plan years is less than .50%. Payments to participants will be made as soon as practicable after the end of each performance cycle in the forms of cash, options and/or shares issued pursuant to the Long-Term Plan, as determined by the Stock Option Committee at the time of the performance grant.

   In the event of a "change in control" of ONBANCorp (as defined in the Long-Term Plan) prior to the end of a performance cycle, the Stock Option Committee shall have the discretion to determine the minimum portion of performance grants earned by participants. Otherwise, a participant in the Long-Term Plan generally must be an active employee of ONBANCorp or its subsidiaries at the end of the performance cycle to receive a payment for such cycle. However, if termination is on account of death, retirement or disability, unless otherwise determined by the Stock Option Committee, the participant will be entitled to a pro rata distribution based upon the elapsed portion of the performance cycle and ONBANCorp's performance over such portion of the cycle.

   The second performance cycle under the Long-Term Plan ended on December 31, 1994. Payments for this second cycle were made to participants in the Long-Term Plan in February 1995.

   The following table provides information, with respect to the named executive officers, concerning threshold, target and maximum award levels determined in 1995 under the Long-Term Plan for the 3-year performance cycle beginning 1995 and ending 1997.

                    LONG-TERM INCENTIVE PLAN AWARDS IN 1995

                                    Performance        Estimated Future Payouts
                                         or          under Non-Stock Price Based
                                    Other Period                Plans
                         Number        Until       ------------------------------
                           of       Maturation     Threshold    Target    Maximum
        Name            Units(1)     or Payout     ($)(2)(3)  ($)(2)(4)  ($)(2)(5)
--------------------    --------    -------------   --------    ------   --------
Robert J. Bennett        6,000        12/31/97       60,000    120,000    180,000
Thomas H. van  Arsdale   3,000        12/31/97       30,000     60,000     90,000
Howard W. Sharp          3,500        12/31/97       35,000     70,000    105,000
David M. Dembowski       3,500        12/31/97       35,000     70,000    105,000
Robert J. Berger         2,000        12/31/97       20,000     40,000     60,000

(1) No stock or stock rights have been granted in 1995 in connection with the Long-Term Plan.

(2) Payouts of awards are tied to achieving specified levels of ROA, return on equity ("ROE"), net interest margin ("NIM") and amount of nonperforming assets ("NPA"). With respect to ROA, the threshold amount, target amount or maximum amount, as the case may be, will be earned if 95% or 109%, respectively, of the targeted ROA is achieved. With respect to ROE, the threshold amount, target amount or maximum amount, as the case may be, will be earned if 96% or 104%, respectively, of the targeted ROE is achieved. With respect to NIM, the threshold amount, target amount or maximum amount, as the case may be, will be earned if 96% or 104%, respectively, of the targeted NIM is achieved. With respect to NPA, the threshold amount, target amount or maximum amount, as the case may be, will be earned if 108% or 92%, respectively, of the targeted NPA is achieved. The actual payouts, if any, are fractionally weighted sums of payouts with respect to the four performance measures.

(3) Assumes that the threshold amount is earned with respect to each of the four performance measures. Payouts will be smaller if, for example, the threshold amount is earned with respect to one performance measure and no amounts are earned with respect to the remaining performance measures.

(4) Assumes that the target amount is earned with respect to each of the four performance measures.

(5) Assumes that the maximum amount is earned with respect to each of the four performance measures.

   Employment and Severance Contracts. Effective as of September 1, 1990, ONBANCorp and OnBank entered into an employment agreement (the "Employment Agreement") with Mr. Bennett, amending and restating Mr. Bennett's prior employment agreement, in order to secure his continued service. Under the Employment Agreement, his annual base salary is prescribed by the Board (subject to a minimum). As of the date of this Proxy Statement, Mr. Bennett's annual base salary is $500,000. The Employment Agreement provides that if Mr. Bennett's employment is terminated due to (i) discharge without "cause" (as defined in the Employment Agreement) or the Board's election (without "cause" from Mr. Bennett) to stop extending the Employment Agreement, thereby ending the contractual employment period prior to Mr. Bennett's attaining the age of sixty-five (65), (ii) Mr. Bennett's voluntary resignation as a result of a reduction in his official position or responsibilities, (iii) Mr. Bennett's voluntary resignation for any reason within 180 days following a "change of control" of ONBANCorp or OnBank (as defined in the Employment Agreement), or
(iv) Mr. Bennett's voluntary resignation within 120 days after a reduction of his official position, responsibilities or base salary; or a significant relocation of his principal place of employment, provided that such reduction or relocation occurs within three years of a "change of control," then Mr. Bennett will receive the following special severance amounts: (a) a severance payment equal to three times his highest annual base salary, (b) a payment equal to the value of all his outstanding stock options and appreciation rights (whether vested or unvested), (c) a payment equal to the excess, if any, of the present value of his benefits under the Retirement Plan and the 401(k) Plan calculated as if he had been employed for an additional three years at his highest base salary, over the present value of the benefits to which he would actually be entitled under the Retirement Plan and the 401(k) Plan, respectively, (d) a continuation of group life, health, accident and dental insurance benefits for the employment period remaining under the Employment Agreement, (e) professional outplacement counselling and executive placement services and (f) to the extent any payments made to him under his Employment Agreement or otherwise are determined to be either "excess parachute payments" under Section 280G of the Internal Revenue Code (the "Code") which are subject to an excise tax pursuant to Section 4999 of the Code or payments subject to any surtax which is in addition to the income tax imposed under the normal tax tables or their functional equivalent, an indemnification payment so that Mr. Bennett's benefit after such indemnification is equal to the amount he would have received had no excise tax or surtax been imposed upon his payments. The benefits set forth under clauses (c), (d) and (e) of the preceding sentence will be subject to reduction in the event that Mr. Bennett obtains alternate employment during the three years immediately succeeding his termination. Mr. Bennett is entitled to recover reasonable costs and expenses if he in good faith institutes an action against ONBANCorp or OnBank based upon his Employment Agreement. To ensure that the benefits set forth in his Employment Agreement will be received without Mr. Bennett incurring litigation costs, the Employment Agreement provides that, within three business days of written demand by Mr. Bennett ONBANCorp and/or OnBank will establish an irrevocable standby letter of credit providing for $200,000 of credit for Mr. Bennett for five years. The Employment Agreement is initially effective for a period of three years commencing September 1, 1990, and is automatically extended for one year on each anniversary date of its commencement unless either ONBANCorp or OnBank or Mr. Bennett gives advance written notice at least sixty days prior to such anniversary date not to further extend the employment period. Upon a change of control of ONBANCorp and/or OnBank, Mr. Bennett's employment period shall automatically be extended for a three-year period commencing with the date of such change of control. If Mr. Bennett is discharged for "cause," dies, retires, becomes disabled, or voluntarily terminates his employment (in a manner not described above) he does not become entitled to the severance payments described above. In connection with the acquisition of OnBank & Trust by the Company in January 1993, the Company, OnBank and OnBank & Trust entered into an employment agreement with Mr. Bennett, effective as of January 15, 1993, whereby Mr. Bennett would serve as Chairman, President and Chief Executive Officer of OnBank & Trust under terms and conditions identical to those contained in the Employment Agreement.

   Mr. van Arsdale has entered into an Employment Agreement (the "Agreement") with the Company and with Franklin, pursuant to which Mr. van Arsdale will be employed by Franklin through December 31, 1997 (the "Employment Period") and serves as President and Chief Executive Officer of Franklin and a member of the Board of Directors of Franklin. Under the Agreement, Mr. van Arsdale receives an annual salary of at least $212,000 subject to annual review, as well as executive benefits and perquisites. Upon involuntary termination of Mr. van Arsdale's employment without "cause" or his voluntary termination for Good Reason, after October 31, 1994 but prior to the end of the Employment Period, Mr. van Arsdale will be paid as liquidated damages an amount equal to the base salary he would have earned through the end of the Employment Period and will be provided with employee benefit coverage through the end of the Employment Period. Notwithstanding the foregoing, during the Employment Period, if a "Change in Control" of ONBANCorp (as defined in the Agreement) occurs, the Agreement will remain in effect for three (3) years thereafter (the "Change in Control Protective Period"). During the Change in Control Protective Period, if Mr. van Arsdale's employment is terminated involuntarily for any reason other than "cause" or if Mr. van Arsdale terminates his own employment after a reduction of his offices and positions, a reduction of his authority which is not cured within a reasonable time upon notice, a reduction of his base salary or a relocation of his place of employment of more than fifty miles, he shall be entitled to the following benefits (in addition to accrued compensation and normal benefits as a former employee): a lump sum equal to three (3) times annual base salary plus three (3) times the greater of the bonus for the year most recently ended or the mean average bonus for the most recent three years; a right to elect to be paid an amount equal to the excess of the fair market value (as defined in the Agreement) of the common stock underlying all his stock options (whether or not vested) over the aggregate exercise price thereof; and continued life, health, accident and dental insurance for the balance of the Change in Control Protective Period (which insurance coverage is subject to offset upon his obtaining alternate employment).

   Effective as of July 30, 1990, ONBANCorp and OnBank entered into severance agreements (the "Severance Agreements") with Messrs. Dembowski, Sharp, Berger and, effective as of June 5, 1995, Mr. Mattingly (the "Executives"). The Severance Agreements provide that if the Executive's employment is terminated within three years following a "change in control" of ONBANCorp (as defined in the Severance Agreements) due to (i) discharge without "cause" (as defined in the Severance Agreements), or (ii) the Executive's voluntary resignation after a reduction of his official position, responsibilities or base salary, or a non-consensual relocation of his principal place of employment, or a decrease in his material compensation, pension or welfare benefits or fringe benefits, then the Executive will receive the following special severance amounts: (a) severance payment equal to three times the sum of (i) the base compensation in effect at the time of termination and (ii) the higher of the amount awarded to him under the Bonus Plan for the most recently ended performance year or the mean average award for the three most recently ended performance years, (b) a payment equal to the value of all his outstanding stock options (other than "incentive stock options") and appreciation rights (whether vested or unvested), (c) a payment equal to the excess, if any, of the present value of his benefits under the Retirement Plan calculated as if he had been employed for an additional three years (at his highest annual rate of compensation applicable during his last twelve months of employment) over the present value of the benefits to which he would actually be entitled under the Retirement Plan, (d) a payment equal to three times the matching contribution made by ONBANCorp for the Executive's account under the 401(k) Plan during the calendar year immediately preceding termination, (e) a continuation of employee benefits until the earlier of the third anniversary of the Executive's termination or such time as the Executive receives comparable benefits elsewhere, (f) outplacement consulting services upon request, and (g) to the extent any payments made under the Executive's Severance Agreement or otherwise are determined to be either "excess parachute payments" under Section 280G of the Code which are subject to an excise tax pursuant to Section 4999 of the Code or payments subject to any surtax which is in addition to the income tax imposed under the normal tax tables or their functional equivalent, an additional payment such that the Executive's benefit after such additional payments is equal to the amount he would have received had no excise tax or surtax been imposed upon his payments. The Executive is also entitled to recover legal fees and expenses incurred as a result of his termination of employment or his seeking the enforcement of his Severance Agreement. To ensure that the benefits set forth in the Severance Agreements will be received without the Executive incurring litigation costs, ONBANCorp and OnBank and the Executives have entered into related letter agreements which provide that, within three business days of a written demand by the Executive, ONBANCorp will establish an irrevocable standby letter of credit providing for $200,000 of credit for the Executive for five years. The Severance Agreements are initially effective for a period of three years commencing July 30, 1990, and are automatically extended for one year on each anniversary date of their commencement, unless ONBANCorp gives advance written notice (at least thirty days prior to such anniversary date) not to further extend the Severance Agreement. Upon a change in control of ONBANCorp, the term of the Severance Agreements shall automatically be extended for a three-year period commencing with the date of such change in control. If the Executive is discharged for "cause," dies, retires, becomes disabled, or voluntarily resigns without having any of the reasons for resignation described above, the Executive does not become entitled to the special severance amounts described above. In connection with the Company's acquisition of OnBank & Trust in January 1993, the Company, OnBank and OnBank & Trust entered into assumption agreements with each of the Executives (the "Assumption Agreements"), effective as of January 15, 1993, whereby OnBank & Trust assumed all of the obligations of OnBank under the Severance Agreements. With respect to Messrs. Dembowski and Sharp, the practical effect of the Assumption Agreements was to substitute OnBank & Trust for OnBank as a party to the Severance Agreements such that benefits payable to Messrs. Dembowski or Sharp pursuant to their Severance Agreements will be triggered following a termination of employment with OnBank & Trust rather than OnBank, under the circumstances described above.

   Retirement Plan. The Retirement Plan is a defined benefit pension plan for the benefit of salaried employees employed by ONBANCorp and its subsidiaries. The Retirement Plan is administered through the Retirement System for Savings Institutions ("Retirement System"), the trustees of which serve as the trustees of the Retirement Plan. Eligible employees become participants of the Retirement Plan upon attainment of age 21 and completion of one year of service. The Retirement Plan provides a normal retirement benefit for each participant who terminates employment at the later of age 65 or the fifth anniversary of participating in the Retirement Plan (the "Normal Retirement Date"). The amount of the normal retirement benefit, when paid in the form of a single life annuity, is generally equal to the greater of (A) 2% of the participant's average annual earnings (defined as annualized amount of base salary over the 36 consecutive months of highest base salary (which, for the named executive officers, is reportable under the salary column of the Summary Compensation Table) included in the participant's final 120 months of creditable service) multiplied by the number of his years (and any fraction thereof) of creditable service (up to a maximum of 35 years), reduced by 1-2/3% of the participant's primary Social Security benefit multiplied by the number of his years (and any fraction thereof) of creditable service subsequent to April 1, 1983 (up to a maximum of 30 years) or (B) the participant's total annual benefit accrued as of March 1, 1983 under the provisions of the Retirement Plan in effect as of such date. In no event may a normal retirement benefit exceed 60% of a participant's average annual earnings.

   The following table sets forth the estimated annual benefit payable upon retirement at age 65 in calendar year 1995, without regard to any offset in respect of Social Security benefits, expressed in the form of a single life annuity, based on the average annual earnings and creditable service classifications specified.

                                                    Years of Creditable Service
                           ----------------------------------------------------------------------------------
Average Annual Earnings        15                20               25                30                35
-----------------------        --                --               --                --                --
$100,000                   $ 30,000          $ 40,000         $ 50,000           $60,000          $ 60,000
 150,000                     45,000            60,000           75,000            90,000            90,000
 200,000                     60,000(1)         80,000(1)       100,000(1)        120,000(1)        120,000(1)
 250,000                     75,000(1)        100,000(1)       125,000(1)        150,000(1)        150,000(1)
 300,000                     90,000(1)        120,000(1)       150,000(1)        180,000(1)        180,000(1)
 350,000                    105,000(1)        140,000(1)       175,000(1)        210,000(1)        210,000(1)
 400,000                    120,000(1)        160,000(1)       200,000(1)        240,000(1)        240,000(1)
 450,000                    135,000(1)        180,000(1)       225,000(1)        270,000(1)        270,000(1)
 500,000                    150,000(1)        200,000(1)       250,000(1)        300,000(1)        300,000(1)

(1) Under applicable provisions of the Code, for the calendar year 1996, (i) the maximum annual benefit actually permitted to be paid under the Retirement Plan is $120,000 and (ii) the maximum annual compensation on which benefits may be calculated ("maximum annual compensation limit") is $150,000. Both the maximum annual benefit and the maximum annual compensation limit are subject to annual adjustment to reflect cost of living increases. Messrs. Bennett, van Arsdale, Sharp and Dembowski currently receive annual compensation in excess of the Code limitation. Mr. Bennett would be entitled to receive benefits in excess of the Code limitations pursuant to his Supplemental Employee Retirement Agreement (described below).

   The following table sets forth the years of creditable service as of December 31, 1995 for each of the individuals named in the Summary Compensation Table:

                                      Creditable Service
                                     --------------------
                                     Years         Months
                                     -----         ------
     Robert J. Bennett                 22              6
     Thomas H. van Arsdale              5              1
     Howard W. Sharp                    5              1
     David M. Dembowski                33              4
     Robert J. Berger                  16              5

   The "creditable service" of Mr. Bennett reflects the additional credits provided by his Supplemental Employee Retirement Agreement (described below). A portion of his aggregate annual benefit under the Retirement Plan and such Agreement of ($28,014) will be paid by a prior employer.

   The current compensation covered by the Retirement Plan with respect to the named executive officers are as follows: Robert J. Bennett ($500,000); Thomas H. van Arsdale ($230,000); Howard W. Sharp ($175,000); David M. Dembowski ($155,000); Robert J. Berger ($116,000).

   Supplemental Employee Retirement Agreement. ONBANCorp and OnBank have also entered into a Supplemental Employee Retirement Agreement (the "Supplemental Agreement"), effective as of January 1, 1991, with Mr. Bennett. The Supplemental Agreement generally provides Mr. Bennett with monthly benefits (in excess of any limitations imposed by the Code) equal to (a) the normal retirement benefit he would receive under the Retirement Plan, if such benefit were to be calculated treating as creditable service under the Retirement Plan Mr. Bennett's 12 years of service with his previous employer (Boatmen's Bancshares, Inc. of St. Louis, Missouri) plus his initial year of service with ONBANCorp in addition to his years of creditable service under the Retirement Plan less (b) the sum of the monthly normal retirement benefit actually payable to Mr. Bennett under the Retirement Plan and the monthly retirement benefit payable to Mr. Bennett commencing at age 65 from the retirement plan of Boatmen's Bancshares, Inc. The supplemental benefit shall be paid to Mr. Bennett at the same time and in the same form under which his normal retirement benefit is payable from the Retirement Plan. Mr. Bennett's rights to his supplemental retirement benefits vest at a rate of 20% per year of creditable service as calculated under the Retirement Plan, but shall become 100% vested if his employment with ONBANCorp and OnBank is terminated in a manner which would entitle Mr. Bennett to severance benefits under his Employment Agreement. On January 28, 1991, the Boards of Directors of OnBank and the Company authorized the use of an irrevocable "rabbi trust" substantially identical to those described under "Director Compensation" to provide for Mr. Bennett's payments under the Supplemental Agreement in the event of a change in control of the Company or OnBank (as defined in the rabbi trust). In connection with the Company's acquisition of OnBank & Trust in January 1993, the Company, OnBank and OnBank & Trust entered into a SERP assumption agreement (the "SERP Assumption Agreement") with Mr. Bennett, effective as of January 15, 1993, pursuant to which OnBank & Trust assumed all of the obligations of OnBank under the Supplemental Agreement. The practical effect of the SERP Assumption Agreement was to make the terms and conditions set forth in the Supplemental Agreement governing the payment of benefits thereunder applicable to Mr. Bennett's employment with OnBank & Trust as well as to his employment with the Company and OnBank, and to make the Company, OnBank and OnBank & Trust jointly and severally liable for any payment due Mr. Bennett under the Supplemental Agreement.

Compensation Committee Report on Executive Compensation

Compensation Philosophy, Policies and Programs for Executive Officers

   The Company, a bank holding company, is engaged in a highly competitive business. The prominent leadership position attained by the Company in the communities it serves in terms of quality of services rendered, market share, revenue, profitability and rate of growth, has been earned largely through the selection, training and development of top caliber executive and professional talent. Ongoing investment in the Company's human capital has produced favorable long-term returns to Company stockholders. Therefore, it is deemed critical to the ongoing success of the Company that its executives continue to be among the most highly qualified and talented available to lead the organization in the creation of shareholder value.

   The Compensation Committee (the "Committee") reviews, and makes recommendations to the Board of Directors with regard to, executive compensation. The Board of Directors and the Committee have implemented an executive compensation philosophy that seeks to relate executive compensation to corporate performance, individual performance, and creation of shareholder value. This is achieved through compensation programs pursuant to which a substantial portion of executive officers' compensation is based on the short-term and long-term results achieved for ONBANCorp and ONBANCorp shareholders and on the executive officers' individual performances. These programs are intended to be (1) retrospective, reflecting past individual and organizational performance, (2) prospective, providing motivation and rewards for the achievement of future success, and (3) highly competitive in the marketplace.

   In accordance with the Committee's executive compensation philosophy, the major components of compensation under ONBANCorp executive compensation program are: (i) base salary, (ii) annual incentive bonus, (iii) long-term incentive compensation, and (iv) stock option grants.

   Base Salary. Annual salary reviews are based on current individual and organizational performance, affordability and competitive marketplace trends. For the purpose of informing the Committee of competitive marketplace trends, compensation data (including base salary, incentive bonus, stock option grants and other long-term incentives) were obtained through a recent survey of comparable regional financial institution peers conducted by an external executive compensation consulting firm. Rather than using the same peer group as is used in the Performance Graph on page 20 below, the surveyed group of companies was chosen because they are comparable organizations in terms of either size, performance, type of institution, or national or regional lines of business and, accordingly, are the companies with whom the Company competes for executive talent. While there is no specific weighting of these factors, competitive positioning is the primary consideration in setting the salary levels. Business and other economic factors such as net income and estimates of inflation are secondary considerations. Generally, the Company's executive officer salary ranges are positioned between the median and high end of survey data given the Company's size and performance relative to the surveyed companies.

   Annual Cash Bonus. Annual cash bonus awards are made pursuant to the Bonus Plan or at the discretion of the Board of Directors. Participating employees who in 1995 included all executive officers and certain performance and business heads qualify for bonuses upon satisfaction of certain measurable "target" performance criteria which may include ONBANCorp's financial performance measured by rates of return, increase in net income for the year and other financial performance measures the Committee determines to be appropriate, as well as prescribed individual performance goals (such as profitability, asset quality and expense controls). Such performance criteria and the amount of the potential bonuses are established at the start of the year and the amounts payable, if any, are computed at year-end based on the predetermined criteria without giving any specific weight to any particular factor. Three classes of awards exist, within which all participants are categorized with predetermined threshold, target and maximum award percentages. No bonuses were paid in 1995 under the Bonus Plan, although the Board of Directors paid a discretionary bonus to Mr. van Arsdale in 1995.

   Stock Options. It is the Committee's strong belief that the continuing success of the Company is dependent on the effective retention and motivation of its executives. Accordingly, one component of long-term compensation is designed to recognize the individual's past cumulative and, more important, future potential contributions to the organization, and to connect the executive's financial interests with those of the Company's shareholders by fostering ownership of the Company's stock. Such equity participation for Company executives is currently made available through the shareholder-approved Stock Option Plan that provides for stock option grants, the size of which are based on the employee's organizational role and performance and the goal of providing a competitive compensation package. The stock options generally become partially exercisable beginning one year after the grant date and fully exercisable three years after the grant date. This scheme further promotes retention of key talent through accumulated beneficial stock ownership that is at risk.

   Long-Term Incentive Awards. The Company's Long-Term Plan provides performance-based incentives to the named executive officers and other key employees who contribute materially to the financial success of the Company. Most executive officers are eligible to receive an annual grant of performance units, cash or stock options. The size of the award reflects the financial performance of the Company and the organizational level and performance of the individual. Each year, at the beginning of the new performance cycle (which is currently set at 3 years), performance goals are identified and performance units, cash or stock options are allocated to participants. To date, the established performance goals relate to specified levels of return on average assets, return on equity, net interest margin and nonperforming assets. Payouts (currently structured in the form of cash awards) will be made only if certain threshold levels of performance have been achieved. The payouts increase with performance until preset maxima are reached. The levels established for threshold, target and maximum awards are intended to encourage performance levels which the Company believes would enhance shareholder value through increasing stock price and dividends.

Basis for CEO Compensation

   Within the framework described above, both quantitative and qualitative criteria are applied in assessing the performance of the chairman, president and chief executive officer of the Company, Robert J. Bennett. The current financial performance and long-term financial performance of the Company--information which is available to all Company shareholders--are major factors in compensation decisions made by the Committee relative to Mr. Bennett. Comparable weight is placed on his leadership and the impact of his decision-making on the long-term health and performance of the Company. Critical aspects considered in this performance evaluation include: (1) mastery of the market and economic dynamics of each community served, thus enabling the chief executive officer to evaluate effectively and approve business strategies in order to exploit business opportunities; (2) the staffing and effec-tive motivation of executives at the Company and operating units; (3) leadership in providing perspective and vision to heads of business segments to foster initiatives that enhance the value of the Company and its services; and (4) competitive peer compensation levels.

   Total compensation in 1995 for Mr. Bennett included all the components previously discussed, i.e., base salary, annual cash bonus, stock options and deferred three-year performance units incentive awards. Mr. Bennett's 1995 cash compensation is between the median and high end of cash compensation paid to the chief executive officers of the surveyed companies. In determining the appropriate amount of increase, his cash compensation was evaluated relative to those individuals in similar positions among the surveyed companies. In addition to seeking to position his cash compensation appropriately in comparison with the marketplace, the appropriate differential is sought between Mr. Bennett's salary and those of executives reporting to him. Such a differential is generally a component in the compensation structure of competitor companies.

   Historically, the target grant value of the deferred long-term executive incentive program had been made in accordance with comparative analyses and recommendations made by an outside professional compensation consultant.

Certain Tax Matters

   While the Committee is cognizant of Section 162(m) of the Code and intends to take any and all appropriate steps to maximize its deductions in compliance with such section, given the competitive nature of the marketplace, the Committee reserves the right, in conjunction with Board, to structure its compensation program in a manner which may result in the payment of non-deductible compensation.

Summary

   The Committee believes that ONBANCorp has had, and continues to have, an appropriate and competitive executive compensation program, and its mix of a sound base salary position, relatively short-term bonus, options and a suitable emphasis on long-term incentives forms a foundation which builds stability and supports the interests of the Company and its shareholders.

                         Peter J. Meier (Chairman)
  William F. Allyn       Russell L. King              Chester D. Amond
  Robert J. Bennett      Henry G. Lavarnway, Jr.      William J. Umphred, Sr.
  William J. Donlon

Compensation Committee Interlocks and Insider Participation

   The Company's Compensation Committee currently consists of eight members. The non-employee members of the Compensation Committee constitute the Stock Option Committee, which administers the Company's stock option plans. Robert
J. Bennett, the Company's Chief Executive Officer, was during the last fiscal year and is a member of the Compensation Committee but not the Stock Option Committee. Chairman, President and Chief Executive Officer Bennett does not participate in the Committee or Board determination of, and does not vote on, his own compensation.

                     SHAREHOLDER RETURN PERFORMANCE GRAPH

   Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on ONBANCorp Common Stock against the cumulative total return of the S&P Composite - 500 Stock Index and the KBW 50 Index. The KBW 50 Index is a published index made up of 50 of the nation's major banking companies, including all the money center banks and most major regional banks. According to Keefe, Bruyette & Wood, this index is meant to be representative of the price performance of the nation's large banks.

[GRAPH-LINE CHART PLOT POINTS]

                         TOTAL RETURN INDICES 1990-1995

                KBW50           S&P 500             ONBK

12/90          100               100              100
12/91          158.28            130.48           184.51
12/92          201.68            140.41           290.32
12/93          212.86            154.56           322.87
12/94          202               156              216.37
12/95          323.53            214.06           332.14


   Certain Transactions. The current policy of the Banks is to make mortgage and consumer loans to the Company's officers and employees to the extent consistent with applicable laws and regulations. Such loans are made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons, except for interest rates and origination and application fees, and do not involve more than the normal risk of collectability or present other unfavorable features to the Banks. Loans to employees are subject to the same credit guidelines as those pertaining to all of the Banks' customers. For as long as an employee of the Banks remains such, and subject to applicable laws and regulations, the interest rate actually charged on a mortgage loan on such employee's primary residence may under certain circumstances be 1% below the stated contract rate (which is equal to the prevailing market rate). Upon termination of employment for any reason, the loan reverts to the stated contract rate. Payment of origination and application fees may be waived. Employees (excluding officers) are eligible for discounts of up to 1% on selected types of consumer loans. The employee discount is eliminated upon termination of employment for any reason. The amount of loans outstanding to executive officers and directors of the Company and their affiliates, as of December 31, 1995 equaled approximately $5,369,175 or 1.4% of shareholders' equity.

   OnBank has retained the law firm of Karpinski, Stapleton & Fandrich, P.C., of which T. David Stapleton, Jr., a director of the Company, is a member, to provide certain legal services to OnBank. These services include providing legal representation for OnBank at mortgage loan closings in the Auburn, New York area. OnBank neither pays any fees to Karpinski, Stapleton & Fandrich, nor is there any contractual relationship between OnBank and Karpinski, Stapleton & Fandrich.

   Future transactions, other than transactions in the ordinary course of business, between the Company and its officers, directors, principal shareholders or other affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties on an arm's-length basis and will be approved by a majority of the Company's disinterested directors.

            PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT
                              PUBLIC ACCOUNTANTS

   The Board of Directors has appointed the firm of KPMG Peat Marwick LLP to continue as independent auditors for the Company for the fiscal year ending December 31, 1996, subject to ratification of such appointment by the shareholders. Representatives of KPMG Peat Marwick LLP are expected to attend the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 1996 FISCAL YEAR.

                                  PROPOSALS 3-8

   The Company has received six shareholder proposals which are described below. For the reasons described in the respective "Statement of the Board of Directors" responding to each proposal, THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF EACH OF THE PROPOSALS IS NOT IN THE BEST INTERESTS OF THE COMPANY OR ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST EACH OF THE SIX PROPOSALS.

Proposal No. 3

   Mr. David Tarantini, 16 Labor Street, Swoyersville, Pennsylvania 18704, owner of 490 shares of ONBANCorp Common Stock, has submitted the following proposal:

    "Resolved, that the Board of Directors of ONBANCorp, Inc., ("ONBK") be requested to initiate the amendment of Article EIGHTH of the Certificate of Incorporation to remove restrictions on business transactions between ONBK and certain stockholders and to insert a provision expressly stating that ONBK shall not be governed by Section 203 of the Delaware General Corporation Law."

    SUPPORTING STATEMENT: Except under certain highly restrictive circumstances, all of which require the approval of the Board, Article EIGHTH prohibits "business combinations" between ONBK and "related persons," unless these "business combinations" are approved by the holders of an unrealistically high 80% of the Common Stock, including at least 50% of the Common Stock not held by the "related person." A "related person" is an owner of 10% or more of ONBK's shares; a "business combination" includes the acquisition of ONBK by another party. The Proponent believes that Article EIGHTH means no one is going to buy ONBK if the Board, for whatever reason, does not wish to sell.

    This provision makes it more difficult for potential purchasers or merger partners to acquire ONBK. Parties interested in acquiring control of ONBK would have to pay stockholders a premium price for it. If potential acquirors are discouraged by Article EIGHTH, stockholders are deprived of the opportunity to reap this premium. The Proponent believes that if ONBK is so attractive to a strategic buyer that the buyer is willing to pay a premium for it, the Board should facilitate the sale and seek the highest premium possible. Action by the Board to amend Article EIGHTH will, in the Proponent's opinion, make ONBK more attractive to a potential acquiror and thereby enhance the value of stockholders' investments.

    The Proponent believes that Article EIGHTH is directly opposed to the goal of maximizing stockholder value. Merely removing this provision, however, will not be enough. Delaware's corporation law contains a similar "business combination" provision. This provision applies to any corporation chartered in Delaware, including ONBK, unless the corporation expressly opts out of the provision. The Proponent believes that the Delaware provision has the same dampening effect on ONBK's value as Article EIGHTH. Therefore the Proponent urges you to vote FOR this Proposal to remove the Article EIGHTH barrier to maximum stockholder value and to opt out of the similar Delaware corporation law provision.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF PROPOSAL 3.

   STATEMENT OF THE BOARD OF DIRECTORS: Article EIGHTH of the Company's Certificate of Incorporation ("Article EIGHTH") and Section 203 of the Delaware General Corporation Law ("Section 203") were adopted to protect shareholders from coercive takeover tactics and to discourage inadequate buyout offers. These provisions neither prohibit all business combinations nor prevent shareholders from accepting a tender offer opposed by the Board of Directors as long as the transaction satisfies certain conditions designed to protect the interests of shareholders. However, these provisions prevent a potential takeover party from using the assets of your Company to finance the takeover and using tactics which unfairly coerce the remaining minority shareholders into tendering their shares.

   Section 203 focuses on transactions after a takeover has occurred by restricting for a period of three years a corporation's ability to engage in certain business combinations with an "Interested Stockholder" (defined generally as a person holding 15% or more of the Company's shares). However, the three-year restriction does not apply to a business combination approved by the Board before the Interested Stockholder becomes such, to any acquiror who holds at least 85% of the corporation's shares (with certain exceptions) upon consummation of the transaction in which the Interested Stockholder became such, or to a business combination that is approved by the Board and by an affirmative vote of 662/3% of the outstanding shares of ONBANCorp Common Stock not owned by the Interested Stockholder. Moreover, Section 203 does not restrict any business combination after the three-year period.

   Similarly, Article EIGHTH requires that the holders of at least 80% of the outstanding shares of the ONBANCorp Common Stock (including at least 50% of the outstanding shares held by shareholders other than a "related person" (defined generally as a person holding 10% or more of the shares of ONBANCorp Common Stock)) approve certain business combinations, including mergers, consolidations and sales of substantially all of the assets of the Company. The 80% affirmative shareholder vote is not required if: (i) the transaction has been approved by a majority of the entire Board of Directors prior to the time the related person became a related person; (ii) the transaction has been approved by a majority of the entire Board of Directors after the time the related person became a related person, but only if the Board of Directors has unanimously approved the acquisition of 10% or more of ONBANCorp Common Stock by the related person before such ONBANCorp Common Stock was acquired; or (iii) certain price criteria and procedural requirements are met.

   Under Delaware law, directors have a duty to act on behalf of the shareholders to oppose inadequate or coer- cive takeover offers and to take steps to defeat such offers. Section 203 and Article EIGHTH underscore this duty by giving acquirors an incentive to negotiate with the Board in order to avoid the need to comply with the requirements of such provisions. The three-year restriction imposed by Section 203, balanced with the exceptions to the restriction, was determined by the General Assembly of Delaware to be a compromise that provides greater protection to shareholders against unfair takeovers, without limiting the ability of shareholders to receive fair and fully- priced bids. The Board of Directors concurs with this determination, and also believes that the restrictions imposed by Article EIGHTH, balanced with the exceptions thereto, provides a similar reasonable compromise.

   Section 203 and Article Eighth are not intended to, and do not, prevent or discourage an acquisition of the Company in a negotiated transaction approved by the Board of Directors or if the acquiring entity is prepared to pay the same price to all holders of each class of the Company's voting stock and a sufficient number of the Company's shareholders support the transaction. Although there can be no certainty as to the results of any particular transaction, the Board of Directors believes that the interests of shareholders would be best served if any acquisition of the Company results from arm's length negotiations and reflects the Board's careful consideration of the proposed terms of the transaction. Moreover, even if the Board did not approve a particular transaction, neither Section 203 nor Article Eighth would preclude its consummation.

   Accordingly, the Board of Directors believes that Article EIGHTH and
Section 203 are appropriate corporate and legislative responses, respectively, to abusive takeover tactics and that to maintain the applicability of these provisions is in the best interests of the shareholders.

   FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS BELIEVES THAT PROPOSAL 3 IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 3.

   Approval of this proposal requires the affirmative vote of a majority of the shares of ONBANCorp Common Stock present in person or represented by proxy at the 1996 Annual Meeting and entitled to vote on this proposal. However, approval of Proposal 3 will not result in the Certificate of Incorporation being amended in the manner contemplated by such proposal. Pursuant to Article EIGHTH, any such amendment would require both the approval of the Board of Directors and subsequent approval by the affirmative vote of the holders of not less than 80% of the issued and outstanding shares of the Company's voting stock. In addition, to the extent Proposal 3 seeks to amend the Certificate of Incorporation to cause the Company to opt out of the provisions of Section 203, such amendment
(i) would require both the approval of the Board of Directors and subsequent approval by the affirmative vote of the holders of a majority of shares of ONBANCorp Common Stock entitled to vote thereon and (ii) if it is so approved, will not be effective until twelve months after the approval and shall not apply to any business combination between the Company and any person who became an Interested Stockholder of the Company on or prior to such approval.

Proposal No. 4

   Dr. Lanning A. Anselmi, 16 Fox Hollow, Dallas, Pennsylvania 18612, owner of 836 shares of ONBANCorp Common Stock, has submitted the following proposal and supporting statement:

    "Resolved, that a special meeting of stockholders of ONBANCorp ("ONBK") shall be called for any purpose by the stockholders of at least ten percent (10%) of all the outstanding capital stock of ONBK entitled to vote at the meeting."

    SUPPORTING STATEMENT: ONBK's By-Laws currently permit stockholders to call a special meeting only if the holders of at least 75% of all voting shares act together to do so. It is extraordinarily difficult for stockholders to collect such a high number of requests. This
   "supermajority" requirement may create an appearance of corporate democracy, but in reality, it ensures that stockholders will almost never be able to force the Board to summon a special meeting.

    When important matters arise--for example, the prospect of a major transaction involving ONBK --stockholders should be able to make themselves heard on the matter by calling a special meeting, even if the Board chooses not to call such a meeting. The Proponent believes that the proposed 10% threshold is high enough to ensure that stockholders take the extraordinary step of calling a special meeting only when it is truly warranted, while giving them the power to do so whether the Board wishes it or not. Vote FOR the proposal to give yourself and other stockholders the meaningful power to call a special meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF PROPOSAL 4.

   STATEMENT OF THE BOARD OF DIRECTORS: Currently, the By-Laws of the Company provide, among other things, that a special meeting of shareholders must be called upon the written request of the holders of three-fourths of all the outstanding capital stock of the Company entitled to vote at the meeting. By reducing drastically the shareholder request requirement from 75% to only 10%, Proposal 4, if adopted, would enable a single shareholder or group of affiliated shareholders that held a 10% position to call a special meeting of the shareholders whenever, however frequently, and for whatever reason that shareholder or group may desire.

   Applicable Delaware law does not grant the shareholders of a public corporation the absolute right to call a special meeting, and instead permits each individual corporation to determine in its by-laws whether shareholders will have such a right (and, if such a right is granted, what the requisite shareholder consent to call a meeting will be). The Board of Directors believes that the Delaware legislature adopted this approach due to the significant financial and administrative burdens that a special meeting can impose on a public corporation. Approximately 12,100 persons and entities are the record and beneficial owners of the ONBANCorp Common Stock, each of whom would be entitled to notice of, and to receive proxy materials relating to, any special meeting, thereby necessitating actual expenditures (legal, printing and postage) in addition to those associated with the Company's annual meeting. The calling of a special meeting would also necessitate the diversion of corporate officers and employees from their other duties in order to prepare for such a meeting. Moreover, this problem could be compounded if no shareholder owns 10% of the outstanding stock, because it would encourage consent solicitations by dissident shareholders seeking consents to call a special meeting.

   Therefore, the Board of Directors believes that adoption of Proposal 4 could leave the Company exposed to numerous calls for special meetings that may be of little or no benefit to shareholders and which are a significant burden to the Company. If the Board determines, in the exercise of its fiduciary duties to the Company and its shareholders, that a matter proposed by a shareholder warrants a hearing before the shareholders as a whole, the Company's By-Laws permit the Board to call a special meeting at the appropriate time.

   FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS BELIEVES THAT PROPOSAL
4 IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 4.

   Pursuant to Article XI of the Company's By-Laws, Proposal 4 will be adopted only if the votes cast in favor of the proposal represent three-fourths of all of the outstanding shares of ONBANCorp Common Stock entitled to vote thereon.

Proposal No. 5

   Mr. Theodore Winters, RR#2, Box 322 D-1, Lake Ariel, Pennsylvania 18436, owner of 1,237 shares of ONBANCorp Common Stock, has submitted the following proposal and supporting statement:

    "Resolved, that the Board of Directors of ONBANCorp., Inc. ("ONBK") be requested to initiate amendments to the Certificate of Incorporation such that the Board is constituted in a single, undivided class, all Directors serving a term of one year and the entire Board being elected at each year's annual meeting, and any Director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of Directors."

    SUPPORTING STATEMENT: ONBK's Board is "staggered." Instead of electing the entire Board at the annual meeting, stockholders are permitted to elect only a third of the Board each year. Even if the majority of stockholders decided to replace the entire Board, it would take three years to do so.

    Everyone knows that politicians can become arrogant when they do not have to worry about reelection. A corporation's directors can likewise lose sight of the stockholders' interests if it is made harder for stockholders to replace them. And indeed, once Directors of ONBK are elected, it is nearly impossible to remove them before their term is expired, since stockholders cannot remove a Director unless the Director is guilty of some specific wrongdoing. But even then, removal requires the votes of an unrealistically high 75% or more of the shares. Most significantly, poor performance is no grounds for removal.

    Our ultimate power as stockholders is the power to elect or remove a member of the Board of Directors. But this Board is largely shielded from that power. The Proponent urges you to vote for the proposal to reform the Board so that all Directors face election each year and serve at the will of the majority of stockholders. A vote for this proposal will send the Board a powerful reminder that they are in business to serve the stockholders. An effective, responsive Board has nothing to fear from yearly elections. But if that Board becomes ineffective and arrogant, it should not be permitted to escape its accountability to us, ONBK's stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF PROPOSAL 5.

   STATEMENT OF THE BOARD OF DIRECTORS: In accordance with the Company's Certificate of Incorporation, and as permitted by applicable Delaware corporate law, the Board of Directors is divided into three classes with five directors in each class. Each director serves a three-year term, and directors for one of the three classes are elected each year. Similar procedures for electing directors by class have been adopted by many major corporations, including numerous large bank holding companies. Under applicable Delaware corporate law, directors serving on a classified board of directors may only be removed for cause unless the certificate of incorporation provides otherwise. The Company's Certificate of Incorporation does not so provide, and also requires that the removal of any director be approved by the affirmative vote of the holders of record of at least 75% of the outstanding shares of ONBANCorp Common Stock.

   The classified election of directors and the current procedures for removing directors are intended to provide continuity of experienced directors on the Board of Directors and prevent a precipitous and unwarranted change in the composition of the Board. As a result of the division of the Board into three classes, at least two annual shareholder meetings would be required to effect a change in control of the Board of Directors. By allowing directors to be removed only for cause and only by a supermajority vote of shareholders, the Certificate of Incorporation ensures that special interest shareholder groups, even sizeable ones, will have less power to pressure the Board to take action which the Board does not believe to be in the best interests of the Company and its other shareholders. The Board believes that directors must be able to fulfill their fiduciary responsibilities to the Company and its shareholders through making their own reasoned decisions, based upon the information presented to them and their own experiences, rather than feeling susceptible to the demands of a shareholder faction which might attempt to remove them if they refuse to take action which is consistent with such faction's special interests. In addition, these two current provisions in the Certificate of Incorporation enhance management's ability to negotiate in the best interest of all the shareholders with a person seeking to gain control of the Company and ensure that a majority of directors will always have prior experience as directors of the Company.

   FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS BELIEVES THAT PROPOSAL 5 IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 5.

   Approval of Proposal 5 requires the affirmative vote of a majority of the shares of ONBANCorp Common Stock present in person or represented by proxy at the 1996 Annual Meeting and entitled to vote thereon. However, approval of Proposal 5 will not result in the Company's Certificate of Incorporation being amended in the manner contemplated by such proposal. Pursuant to applicable Delaware law and Article NINTH of the Company's Certificate of Incorporation, any such amendment would require both the approval of the Board of Directors and subsequent approval by the affirmative vote of the holders of not less than three-fourths of the issued and outstanding shares of ONBANCorp Common Stock entitled to vote thereon.

Proposal No. 6

   The Allison Holtzman Trust 1971, c/o Theodore L. Krohn, Trustee, 400 Third Avenue, Suite 201, Kingston, Pennsylvania 18704, owner of 13,612 shares of ONBANCorp Common Stock, has submitted the following proposal and supporting statement:

    "Resolved, that the Board of Directors of ONBANCorp, Inc. ("ONBK") be requested to initiate an amendment of the Certificate of Incorporation to direct the Board, in connection with the exercise of its judgment in determining what is in the best interests of ONBK and its shareholders, to give due consideration only to the price or other consideration being offered when evaluating any offer of another party to (a) purchase or exchange any securities or property for any outstanding equity securities of ONBK, (b) merge or consolidate ONBK with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of ONBK."

    SUPPORTING STATEMENT: If a party offers to buy ONBK, the Board must decide whether or not the offer is a good one. Common sense suggests that the main question the Board should ask is, "How much are you offering to pay?" At present, however, ONBK's Certificate of Incorporation makes the price only one factor among many. In evaluating an offer, the Board must consider not only the price offered but the effect the sale might have on such groups as depositors, employees, customers, suppliers, and communities where ONBK has facilities. The Proponent believes this provision does not reflect the fact that ONBK belongs to shareholders who want the best possible return on their investment. If someone offers to buy ONBK, the Proponent believes the Board of Directors should sell if the price is right.

    Of course, relationships with customers, suppliers and the like are very important in the ordinary course of business. But it is a special case when someone offers to buy a corporation. Customers and suppliers do not own corporations, stockholders do. Price is the key issue in any offer to purchase, and shareholders should be able to sell at the best possible price. ONBK belongs to the shareholders, and when it comes to maximizing the value of our investment, the Board should put our interests first.

    The Proponent believes that this provision directing the Board to consider non-shareholder interests simply lets the Board reject an offer to buy ONBK, even if selling ONBK would give stockholders the maximum return on their investment. Maximization of stockholder value should be ONBK's foremost policy, and the Board should honor this policy by making price alone the deciding factor in evaluating an offer to buy ONBK.

    Vote FOR this Proposal to make stockholder value the cornerstone of the Board's decisionmaking.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF PROPOSAL 6.

   STATEMENT OF THE BOARD OF DIRECTORS: Article SEVENTH of the Company's Certificate of Incorporation presently provides that in evaluating certain merger or other bulk sale transactions, the Board of Directors:

    "shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration not only to the price or other consideration being offered, but also to other relevant factors including, without limitation, the financial and managerial resources and future prospects of the other party, the possible effects on the business of the Company and its subsidiaries and on the depositors, employees, customers, suppliers and creditors of the Company and its subsidiaries, and the effects on the communities in which the Company's facilities are located (emphasis added)."

   In the event that any party attempts to engage in a merger or similar acquisition transaction involving the Company, the Board of Directors believes that, for the reasons described below, this current provision of the Certificate of Incorporation, rather than the provision contemplated by Proposal 6, better serves the Board's ability to protect and further the interests of the Company's shareholders and to maximize shareholder value.

   Proposal 6 would require the Board to consider solely the price being offered in a given transaction. Even if the Board of Directors were to receive numerous acquisition proposals, the interests of shareholders would not be served if the Board were to focus solely on this factor in seeking to determine which transaction was the best alternative for the Company's shareholders. For example, certain acquisition proposals could contain terms and conditions other than the price which would make consummation of the proposed transaction questionable and would lead the Board of Directors to conclude that shareholder interests would be better served by accepting a proposal with a lower price but a significantly greater probability of consummation. In addition, transactions in the banking industry are often stock-for-stock mergers in which the Board of Directors of the target company should, in addition to comparing the indicated value of the various transactions based upon recent trading values of each competing acquiror's common stock, make a determination as to which transaction will provide greater long-term value to the Company's shareholders. Such an evaluation would require the Board to consider a myriad of factors, including the financial and managerial resources and future prospects of the various potential acquirors and the possible effects the competing transactions would have on the business, employees and customers of the Company (which consideration could include, among other matters, consideration of the combined company's future operating strategies and any possible divestiture requirements which could be imposed in connection with obtaining regulatory approval for the transaction). All of these factors, which the Board must consider under the current provisions of the Certificate but would be precluded from considering if the Certificate is amended in the manner contemplated by Proposal 6, could directly impact the long-term value of the transaction to the Company's shareholders.

   In addition, the current Certificate of Incorporation provision enables the Company to negotiate and structure the most favorable relationships possible with its employees, suppliers, creditors and local communities. As the proponent of Proposal 6 admits in his supporting statement above, such relationships are very important in the ordinary course of the Company's business and inure to the benefit of the Company's shareholders. However, these relationships do not occur without some cost. Such parties might extract greater concessions or be less willing to enter into certain long-term relationships with the Company without the assurance of the potential consideration afforded by the current provision in certain corporate change in control situations.

   It is important to note, as well, that the current provision in the Certificate of Incorporation does not allow the Board to consider the non-shareholder constituencies in a vacuum, but rather only in connection with the Board's determination of what is in the best interests of the Company and its shareholders. Thus, even under the current provision, the Board is required to, and will, make the interests of shareholders its paramount consideration. The current provision merely affords the Board the necessary flexibility to consider all relevant information, rather than solely the stated price of a transaction, in considering the course of action which it believes is best for the Company and its shareholders.

   FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS BELIEVES THAT PROPOSAL 6 IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 6.

   Approval of Proposal 6 requires the affirmative vote of a majority of the shares of ONBANCorp Common Stock present in person or represented by proxy at the 1996 Annual Meeting and entitled to vote thereon. However, approval of Proposal 6 will not result in the Company's Certificate of Incorporation being amended in the manner contemplated by such proposal. Any such amendment would require both the approval of the Board of Directors and subsequent approval by the affirmative vote of a majority of the issued and outstanding shares of ONBANCorp Common Stock entitled to vote thereon.

Proposal 7

   Berkshire Capital Partners, 11 West Market Street, Suite 510,
Wilkes-Barre, Pennsylvania 18701, the owner of 264,296 shares of ONBANCorp Common Stock, has submitted the following proposal and supporting statement:

    "RESOLVED, that the shareholders of ONBANCorp., Inc. (the "Company") request that as soon as practicable after the 1996 annual meeting of shareholders the Board of Directors take those steps necessary to effect the sale or merger of the Company on terms that are in the best interest of the Company's shareholders."

    SUPPORTING STATEMENT: Since September 30, 1993, the Company's real value, and as a result the market value of its shareholders' investment, have experienced a meaningful decline. In fiscal year 1994, the Company realized a $79.5 million net loss on securities transactions, which contributed materially to the Company's posting a net loss in Fiscal 1994 of $0.15 per common share. In addition, shareholders' equity decreased by $67.7 million in 1994, a decrease of 15.72% compared to year end 1993. Most important to shareholders, over the last two years the per share price of the Company's common stock has declined. On September 30, 1993, the Company's closing stock price was $38.875, whereas on October 31, 1995, the closing stock price was $29.75, representing a decrease of 23.5% in the value of the stock over that period. The total return of ONBANCorp's common stock during this period substantially underperformed general market and bank industry benchmarks. We believe these results are directly attributable to management failure and inadequate oversight by the Company's Board of Directors.

    Set forth below is a graph comparing the cumulative total shareholder return on ONBANCorp common stock to the cumulative return of the Keefe, Bruyette & Wood 50 Bank Index (the "KBW 50"), the NASDAQ Bank Index and the S&P 500 Stock Index. The KBW 50 Index is a published index made up of 50 of the Nation's major banking companies, including all the money center banks and most major regional banks.

[GRAPH-LINE CHART]

[The printed Proxy Statement contains a line graph, furnished by the Proponent of Proposal 7, depicting the indices mentioned in the supporting statement to Proposal 7 for the various months indicated below. Because the Proxy Statement has been filed with the Securities and Exchange Commission ("SEC") by electronic transmission, this graph is not contained herein. Pursuant to Regulation S-T promulgated by the SEC, the Company has inspected visually the line graph and attempted in good faith to estimate fairly and accurately the information therein. However, the information below is a set of estimates only since the Proponent furnished the graph to the Company for inclusion in the Proxy Statement without a table of corresponding plot points. Shareholders are encouraged to consult the printed Proxy Statement for a copy of the actual line graph. Shareholders may obtain, free of charge, a copy of the printed Proxy Statement by writing to Mr. David M. Dembowski, Secretary, ONBANCorp, Inc.,
101 South Salina Street, Syracuse, New York 13202.

                          ONBANCorp Stock Performance

                ONBK      NASDAQ Bank Index        KBW 50         S&P 500

Sep 93          100       100                      100            100
Dec 93           91        99                       96            102
Mar 94           80        97                       95             99
Jun 94           81       109                      101            100
Sep 94           72       111                      100            103
Dec 94           62       100                       92            103
Mar 95           70       111                      102            114
Jun 95           77       122                      117            124
Sep 95           90       139                      137            136
Oct 95           84       138                      135            135]

    We believe the real value of the Company is much greater than that reflected in its current stock price. However, we do not believe that the Company's current management is capable of obtaining such value. Management's performance over the past two years has, in our view, shown no evidence that a strategy exists that will obtain this value. Therefore, we believe that the best way for shareholders to realize the real value of their investment is to put the Company up for sale. By doing so, interested acquirors with superior resources and management strategies will have an opportunity to bid on the Company and in the process the Company's true worth will be realized. In our view, a sale or merger to a stronger banking company would maximize shareholder value and also provide stockholders greater potential for long term rewards. If such a sale or merger is not undertaken, we fear that existing management will continue its current operating policies resulting in a possible further decline in shareholder value. Accordingly, we urge you to VOTE FOR this resolution to urge the Board of Directors to take the actions necessary to sell or merge the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF PROPOSAL 7.

   STATEMENT OF THE BOARD OF DIRECTORS: The purpose of Proposal 7 is to have the Board take immediate action directed at causing the sale or merger of the Company to or with a third party. The supporting statement for the proposal suggests that such a transaction would reward the Company's shareholders better than continued ownership of shares of ONBANCorp Common Stock.

   The Board is always open to suggestions that would benefit the Company and enhance value for its shareholders. Although certain sale transactions do provide a premium over market value for a corporation's shareholders, that premium is not always large and does not always reflect the true long-term value of a company's stock.

   At present, thirteen of the fifteen members of the Board of Directors are independent outside directors who are not employees of the Company or any of its subsidiaries, and twelve of the fifteen directors have never been so employed. This overwhelmingly independent Board of Directors, consistent with its fiduciary duties to all shareholders, frequently reviews the strategic alternatives available to the Company, and is committed to maximizing value for all shareholders. In addition to its own strategic alternative analyses and review, and in furtherance of such review, the Board has retained the investment banking firm of Sandler O'Neill & Partners, L.P. During the past year, the Board of Directors has carefully considered, and representatives of Sandler O'Neill have made numerous presentations to the Board concerning, the various strategic alternatives, including a sale or merger, available for enhancing shareholder value, and the possible values to shareholders which might be realized if each of such strategic alternatives were pursued. In the exercise of its fiduciary duties, the Board remains open to, and will continue to consider carefully, all options to enhance shareholder value.

   The Board of Directors believes that a "fire-sale" atmosphere could be created if Proposal 7 is approved. In its judgment, this would disadvantage any efforts to merge or sell the Company, whether now, as the proponents suggest, or in the future. Approval of the proposal might be regarded as a signal that the Board of Directors, under pressure from dissident shareholders, has lost its ability to determine the appropriateness of the timing of the sale of the Company, and thus has little bargaining power and could be pressured into accepting a reduced price.

   In its supporting statement, the Proponent of Proposal 7 has included a graph comparing the performance of ONBANCorp Common Stock to that of each of the S&P 500 Stock Index, the KBW 50, and the NASDAQ Bank Index for the period between September 1993 and October 1995. A similar graph for the period between December 1990 and December 1995 is included on page 20 of this Proxy Statement. The Board of Directors believes that this graph demonstrates that, contrary to the assertions of the Proponent of Proposal 7, each of the Company, its Board of Directors and its senior management have, over the long-term, provided superior returns for the Company's shareholders.

   FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS BELIEVES THAT PROPOSAL 7 IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 7.

   Approval of Proposal 7 requires the affirmative vote of a majority of the shares of ONBANCorp Common Stock present in person or represented by proxy at the 1996 Annual Meeting and entitled to vote on this proposal.

Proposal No. 8

   Dr. Thomas E. Baker, R.D. #5 Country Club Road, Dallas, Pennsylvania 18612, owner of 3,000 shares of ONBANCorp Common Stock, has submitted the following proposal and supporting statement:

    "Resolved, that the Board of Directors of ONBANCorp, Inc. ("ONBK") be requested to initiate amendments to the Certificate of Incorporation such that each holder of stock entitled to vote at elections of Directors is entitled to a number of votes equal to the number of shares owned, multiplied by the number of Directors to be elected, and to cast all of these votes for a single candidate, or for any two or more candidates, as the stockholder sees fit."

    SUPPORTING STATEMENT: The law permits corporations to use "cumulative voting" in elections of Directors. Cumulative voting enables stockholders to distribute their votes as they think best. In any election involving five Directors, for example, a stockholder owning one share could vote once for a candidate for one of the seats. Cumulative voting does not give stockholders more votes; but it allows them to use their votes more effectively.

    The law permits cumulative voting; but ONBK does not. If cumulative voting were possible, stockholders who disagree with the policies of the Board could pool their votes to help ensure the election of at least one Director to be their voice on the Board. The Proponent believes that, with cumulative voting, the Board would be more likely to reflect the full range of stockholder views on the way ONBK should be run.

    Cumulative voting helps guard against a monolithic, rubber-stamp Board of Directors. When such mechanisms as a staggered board weaken stockholder control, cumulative voting becomes even more important. Vote FOR cumulative voting and for a more democratic and representative Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF PROPOSAL NO. 8.

   STATEMENT OF THE BOARD OF DIRECTORS: At present, thirteen of the fifteen members of the Board of Directors are independent outside directors who are not and have never been employees of the Company or any of its subsidiaries, and twelve of the fifteen directors have never been so employed. The Board of Directors believes that this overwhelming majority of independent directors assures the continued independence of the Board, which has the responsibility to represent all of the Company's shareholders. The Board of Directors believes that for it to continue to be effective, each member must feel a responsibility to represent all shareholders, and that this sense of responsibility could be impaired if the Company's directors were elected by cumulative voting. If cumulative voting is instituted, assuming that the holders of approximately 86% of the outstanding shares of ONBANCorp Common Stock vote at an Annual Meeting (the approximate average amount voting at the previous 6 Annual Meetings), and five directors are to be elected, the holders of as few as approximately 14% of the outstanding shares of ONBANCorp Common Stock would have the power to elect a director. Any director so elected might be concerned principally with representing the interests of the special faction of shareholders responsible for his or her election rather than the interests of all shareholders. Cumulative voting also introduces the possibility of partisanships among Board members that could impair their ability to work together, a requirement essential to the effective functioning of any board of directors.

   Currently, all of the Company's shareholders are minority owners, albeit some with more extensive holdings than others. The Board of Directors does not believe that any particular minority group of shareholders should be advantaged--or disadvantaged--compared with all other shareholders. In other words, all shareholders are, and should be, represented equally. Although there have been efforts by some minority shareholders to have corporations adopt cumulative voting, the trend is in the opposite direction. Many corporations over the years have eliminated cumulative voting. Overall, its presence has declined.

   FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS BELIEVES THAT PROPOSAL 8 IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 8.

   Approval of Proposal 8 requires the affirmative vote of the holders of a majority of the shares of ONBANCorp Common Stock present in person or represented by proxy at the 1996 Annual Meeting and entitled to vote thereon. However, approval of Proposal 8 will not result in the Company's Certificate of Incorporation being amended in the manner contemplated by such proposal. Any such amendment would require both the approval of the Board of Directors and subsequent approval by the affirmative vote of a majority of the issued and outstanding shares of ONBANCorp Common Stock entitled to vote thereon.

                           PROPOSAL 9:OTHER MATTERS

   As of the date of this Proxy Statement, management and the Board of Directors do not know of any other matters to be brought before the shareholders at the Annual Meeting. If one proposal that was excluded from this Proxy Statement in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended, is properly brought before the Annual Meeting, it is intended that the persons named in the accompanying proxy will use their discretionary authority to vote the proxies against such proposal. If any other matters not now known are properly brought before the Annual Meeting, the proxy holders will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors. Under the Company's By-laws, shareholders of the Company are required to provide advance notice to the Company if they wish to nominate persons for election as directors or propose items of business at an annual meeting of the Company's shareholders. In the case of an annual meeting of shareholders, this notice must be delivered not less than 90 days nor more than 120 days prior to the anniversary date of the Company's proxy statement release to shareholders in connection with the preceding year's annual meeting of shareholders. A copy of the Corporation's By-laws specifying the advance notice requirements will be furnished to any shareholder upon written request to the Secretary of the Corporation.

                            SHAREHOLDER PROPOSALS

   Any proposal which a shareholder wishes to have presented at the next annual meeting of shareholders must, in addition to other applicable requirements, be set forth in writing and filed with the Secretary of ONBANCorp, no later than November 25, 1996.

                                ANNUAL REPORT

   A copy of the Annual Report to Shareholders for the fiscal year ended December 31, 1995 ("Annual Report") accompanies this Proxy Statement. The Company is required to file an annual report on Form 10-K for its fiscal year ended December 31, 1995 with the Securities and Exchange Commission. Shareholders may obtain, free of charge, a copy of such annual report excluding exhibits by writing to Mr. Robert J. Berger, Senior Vice President, Chief Financial Officer and Treasurer, ONBANCorp, 101 South Salina Street, Syracuse, New York 13202.

                    IMPORTANT--MAIL YOUR SIGNED PROXY CARD
                  Please sign, date and mail your Proxy Card

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                                                     Notice of

                                                                ANNUAL MEETING

                                                                           and

                                                               PROXY STATEMENT





                                                        [ONBANCorp, Inc.-LOGO]






                                                Annual Meeting of Shareholders

                                                                APRIL 23, 1996

[LOGO]                         REVOCABLE PROXY
                Annual Meeting of Shareholders-April 23, 1996
         This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints William M. Le Beau and Illana P. Raia, and each of them, as proxies of the undersigned, with full power of substitution, to vote all shares of stock of the undersigned in ONBANCorp, Inc. with like effect as if the undersigned were personally present and voting at the Annual Meeting of Shareholders of ONBANCorp, Inc. to be held on April 23, 1996, and at any adjournments or postponements thereof.
The shares represented by this proxy will be voted as directed by the shareholder. Unless otherwise directed, such shares will be voted "FOR" proposals 1 and 2 and "AGAINST" proposals 3 through 8.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

1. ELECTION OF DIRECTORS
   (Terms of Office Expire in 1999)

|_| For all nominees listed below
    (except as indicated to the contrary)

|_| WITHHOLD AUTHORITY to vote
    for all nominees

        Nominees: William F. Allyn, Chester D. Amond, Peter O'Donnell,
                     Russell A. King, and J. Kemper Matt

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write his or her name on the line below.

2. PROPOSAL TO APPOINT KPMG PEAT MARWICK LLP as independent auditors for the fiscal year ending December 31, 1996.

   |_| FOR        |_| AGAINST         |_| ABSTAIN

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" SHAREHOLDER
                             PROPOSALS 3 THROUGH 8.

3. SHAREHOLDER PROPOSAL regarding business combinations with certain interested stockholders.

   |_| FOR        |_| AGAINST         |_| ABSTAIN

4. SHAREHOLDER PROPOSAL to amend the By-Laws to alter the percentage of shareholders necessary to call a special meeting.

   |_| FOR        |_| AGAINST         |_| ABSTAIN

                              (Continued and to be signed on the reverse side)

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" SHAREHOLDER
                             PROPOSALS 5 THROUGH 8.

5. SHAREHOLDER PROPOSAL regarding the procedures governing the election and removal of directors.

   |_| FOR        |_| AGAINST         |_| ABSTAIN

6. SHAREHOLDER PROPOSAL regarding the Board's consideration of various factors in certain sale of control transactions.

   |_| FOR        |_| AGAINST         |_| ABSTAIN

7. SHAREHOLDER PROPOSAL requesting that the Board take steps to cause a sale or merger of the Company.

   |_| FOR        |_| AGAINST         |_| ABSTAIN

8. SHAREHOLDER PROPOSAL regarding cumulative voting.

   |_| FOR        |_| AGAINST         |_| ABSTAIN

9. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

   Please Mark, Sign, Date and Mail this Proxy Promptly Using the Enclosed
                                    Envelope.


   Date:
         -------------------------------------------------------------------

   Signature:
              --------------------------------------------------------------

   Signature:
              --------------------------------------------------------------
   (Please date and sign exactly as name appears on this card and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, or otherwise, please so indicate when signing. If the signer is a corporation, a duly authorized officer should sign the full corporate name. If shares are held jointly, each shareholder named should sign.)